UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2010

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14837	75-2756163
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Rosedale Street
Fort Worth, Texas 76104
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

On February 18, 2010, Quicksilver Resources Inc. issued a press release announcing the following preliminary operating results for year-end 2009:

Preliminary Operating Results

Estimates of year-end 2009 proved reserves total approximately 2.4 trillion cubic feet of natural gas equivalents (Tcfe), an increase of 9% from year-end 2008.  This growth was driven by a 15% increase in the company’s Fort Worth Basin Barnett Shale reserves that totaled 2.1 Tcfe at year-end 2009.

Proved developed reserves increased to 68% of the total year-end 2009 reserves, up from 63% in the prior year.  By product, reserves were comprised 75% from natural gas, 24% from natural gas liquids and 1% from crude oil.

A summary of 2009 reserves changes, in billion cubic feet of natural gas equivalents (Bcfe), is as follows:

Balance at December 31, 2008	2,208

Extensions, discoveries and performance revisions	699
Price revisions	(252)
Purchase of reserves	0
Sale of reserves	(121)
Production	(118)

Balance at December 31, 2009	2,416

Preliminary 2009 average production increased 23% from the prior year to 325 million cubic feet of natural gas equivalents (MMcfe) per day, resulting in record total production of approximately 118 Bcfe for the year.  Organic reserve additions of approximately 699 Bcfe represent nearly a six-fold replacement of production, before the impact of pricing revisions.  Net of price revisions, the company replaced 377% of the year’s record production.

Total all-in preliminary finding and development cost (F&D) for 2009 is estimated at $1.25 per thousand cubic feet of natural gas equivalent (Mcfe) and F&D on just proved developed reserves is $1.27 per Mcfe.  Absent the reserve revisions due to pricing, the 2009 estimated all-in F&D cost would be $0.80 per Mcfe.  The all-in F&D cost will be finalized upon filing of the company’s annual report on Form 10-K.  Reconciliations of the “Preliminary 2009 F&D Cost” are available on the company’s website – www.qrinc.com.  For a description of the calculation of, and certain other information regarding, F&D cost, please see the discussion below under the heading “F&D Cost.”

The new Securities and Exchange Commission (SEC) reporting rules applicable for year-end 2009 reporting allow proved undeveloped (PUD) reserves to be booked beyond one offset location where reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.  In accordance with the new rules, the company recorded incremental PUD locations in the Fort Worth Basin.  In the Fort Worth Basin Barnett, the company had 919 proved developed and 281 proved undeveloped gas well locations at year-end 2009.  The new rules also suggest that five years is a reasonable timeframe to develop existing PUDs.  The company did not lose any previously recorded PUD reserves in the Fort Worth Basin due to this requirement.  Quicksilver’s PUD reserves, which total approximately 768 Bcfe, are all scheduled to be drilled before the end of 2014.  Based on current NYMEX strip prices and Quicksilver's commodity derivatives position, the company's currently forecasted cash flow during this period is expected to be more than sufficient to fund this drilling.

In addition to the above rule changes, the new SEC reporting rules require that year-end proved reserve volumes be calculated using an average of the NYMEX spot prices for sales of gas and oil on the first calendar day of each month during 2009.  On this basis, the prices for gas and oil for 2009 reserves reporting purposes were $3.87 per million British thermal units (MMBtu) and $61.18 per barrel, respectively.  The prices used to calculate proved reserves for year-end 2008, when Quicksilver's proved reserves were last reported, were $5.71 per MMBtu of gas and $44.60 per barrel of oil, representing the NYMEX spot prices on December 31, 2008 as required by the previous SEC reporting rules.  These pricing changes resulted in net negative pricing revisions of approximately 252 Bcfe.  The negative pricing revisions were primarily attributable to gas assets, offset in part by higher prices on their related natural gas liquids.

Hedging Summary

For 2010, 2011 and 2012, the company has hedged approximately 200 million cubic feet (Mmcf), 120 Mmcf and 60 Mmcf per day, respectively, of its anticipated future natural gas production at weighted-average floor prices of approximately $7.40 per thousand cubic feet (Mcf), $6.25 per Mcf and $6.50 per Mcf, respectively.  For 2010, the company has basis hedges covering approximately 60% of its expected Canadian natural gas production at $0.45 per Mcf under NYMEX.

The company also has liquids swaps in place on 10,000 and 8,000 barrels per day for 2010 and 2011, respectively.  The average swap price for 2010 is $33.47 per barrel and for 2011 is $38.33 per barrel.  The company uses its hedging program to underpin its expected $540 million capital program for 2010.

In addition, Quicksilver holds firm transportation from the Fort Worth Basin, which we believe provides sufficient takeaway capacity for all expected production for the next several years.  The company’s firm transportation includes 100 Mmcf per day to Henry Hub and 50 Mmcf per day of firm transportation on the Mid Continent Express pipeline.  This pipeline will enable gas from the Fort Worth Basin to go to Perryville in Mississippi and Transco Station 85 in Alabama.  The remaining volumes can be delivered to hubs at Katy and Carthage, Texas and would receive Houston Ship Channel pricing.

Forward-Looking Statements

The statements in this current report regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas, NGL and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and crude oil reserves and predicting natural gas, NGL and crude oil reservoir performance; effects of hedging natural gas, NGL and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing or future litigation; and other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

F&D Cost

Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, and exploration capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, excluding acquired reserves.  The methods we use to calculate our F&D cost may differ significantly from methods used by other companies to compute similar measures.  As a result, our F&D cost may not be comparable to similar measures provided by other companies.  We believe that providing a measure of F&D cost is useful in evaluating the costs, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves.

However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles.  Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D cost does not necessarily reflect precisely the cost associated with particular reserves.  As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D cost will not differ materially from those presented.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Philip Cook
Philip Cook
Senior Vice President -
Chief Financial Officer

Date: February 18, 2010